Exhibit 99.1

Oncothyreon Reports First Quarter 2012

Financial Results

Company to Hold Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, May 7, 2012/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the first quarter ending March 31, 2012.

Loss from operations decreased to $5.7 million in the first quarter of 2012 from $5.9 million in the first quarter of 2011 as the result of decreased general and administrative expenses to $1.5 million from $1.8 million, partially offset by increased research and development expenses to $4.3 million from $4.2 million.

Net income for the quarter ended March 31, 2012 was $9.7 million or $0.22 per basic and $0.21 per diluted share, compared with a net loss of $7.1 million or $0.24 per basic and diluted share for the comparable period in 2011. The increase in net income for the three months ended March 31, 2012 compared to the prior year period net loss was primarily attributable to non-cash income of $15.6 million as a result of the change in fair value of warrant liability.

As of March 31, 2012, Oncothyreon’s cash, cash equivalents and investments were $58.8 million, compared to $66.4 million at December 31, 2011, a decrease of $7.6 million attributable to cash used in operations and capital expenditures during the quarter.

On April 3, 2012, Oncothyreon closed an underwritten public offering of 13,512,500 shares of its common stock at a price to the public of $4.00 per share for gross proceeds of approximately $54.1 million. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other offering expenses payable by Oncothyreon, were approximately $50.3 million.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2012 are expected to be higher when compared to 2011, primarily as a result of the more advanced clinical development of PX-866 and the ongoing Phase 1 clinical trial of ONT-10. Oncothyreon currently expects cash used in operations in 2012 to be between approximately $30.0 and approximately $33.0 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call to discuss its first quarter 2012 financial results and provide a review of its pipeline of products in development today, May 7, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statement of Net Income (Loss) Data

(In thousands except share and per share amounts)

(Unaudited)

	Three months
	Ended March 31,
	2012	2011
Revenue
Licensing revenue from collaborative & license agreements	$—	$145

Expenses
Research and development	4,286	4,188
General and administrative	1,455	1,829

Total operating expenses	5,741	6,017

Loss from operations	(5,741)	(5,872)

Other Income (Expense)
Investment and other income (expense), net	28	313
Interest expense	(163)	(99)
Change in fair value of warrant liability	15,567	(1,458)

Total other income (expense), net	15,432	(1,244)

Net income (loss)	$9,691	$(7,116)

Net income (loss) per share—basic	$0.22	$(0.24)
Net income (loss) per share—diluted	$0.21	$(0.24)
Shares used to compute basic net income (loss) per share	43,613,107	30,088,781

Shares used to compute diluted net income (loss) per share	46,471,006	30,088,781

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	March 31,	December 31,
	2012	2011
Cash, cash equivalents and investments	$58,849	$66,407
Total assets	$64,847	$71,351
Long term liabilities	$16,883	$33,236
Stockholder’s equity	$43,483	$33,433
Common shares outstanding	43,613,107	43,613,107